AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AGREEMENT dated as of October 1, 2007 (the “Effective Date”) between BRIGHTPOINT, INC., an Indiana corporation (the “Employer” or the “Company”), and Michael K. Milland (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Employer desires to employ the Executive as its Co-Chief Operating Officer and President, International Operations to be assured of his services as such on the terms and conditions hereinafter set forth; and
     WHEREAS, the Executive is willing to accept such employment on such terms and conditions;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Executive hereby agree as follows:
     I. Executive Duties.
     A. During the term of this Agreement, the Executive shall have the duties and responsibilities attached hereto as Exhibit A, reporting directly to the Chief Executive Officer of Employer and the Board of Directors of the Employer (the “Board”). It is understood that such duties and responsibilities shall be reasonably related to the Executive’s position.
     B. The Executive shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Executive of his duties hereunder shall be the Company’s principal executive offices, although the Executive may be required to travel outside of the area where the Company’s principal executive offices are located in connection with the business of the Company.
     II. Compensation.
     A. During the term of this Agreement, the Employer shall pay the Executive a salary (the “Salary”) at a rate of US $530,880 per annum, payable in equal monthly installments on the first day of each month, or at such other times as may mutually be agreed upon between the Employer and the Executive. Such Salary may be increased from time to time at the discretion of the Board or the Board’s Compensation and Human Resources Committee (“Compensation Committee”). Any such increase shall be recorded in a countersigned addendum to this Agreement.
     B. In addition to the foregoing, the Executive shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board or the Compensation Committee during or in respect of his employment hereunder, including, beginning with the Company’s fiscal year commencing January 1, 2008: (i) an annual cash bonus potential, pursuant to the Company’s Annual Executive Cash Bonus Plan, in an amount up to 25% of the Executive’s Salary (initially US $132,720), and (ii) participation in the Company’s annual incentive based Executive Equity Plan at an initial participation rate of 50% of the Executive’s Salary (initially US$265,440). The decision whether the Executive shall receive any or all of the potential bonus or earn the equity grant shall be determined by the Compensation Committee in its sole discretion based on its determination regarding whether specific goals were achieved.
     C. With respect to the Company’s fourth fiscal quarter of 2007, the Executive shall have the potential to receive a bonus of up to 25% of 25% of his Salary (US$33,180) (the “Potential Bonus”). The decision whether the Executive shall receive any or all of the Potential Bonus shall be determined by the Compensation Committee, in its sole discretion, based on, among other factors, the Executive’s success in integrating the Company’s business with the newly acquired Dangaard operations.
     III. Benefits.
     A. During the term of this Agreement, the Executive shall have the right to receive or participate in all existing and future benefits and plans which the Company may from time to time institute during such period for all of its full-time U.S. based employees and for which the Executive is eligible, except for those that are specifically excluded under the terms of this Agreement. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Executive pursuant to this Agreement.
     B. In addition to the foregoing, the Executive shall be entitled to an annual contribution by the Company of 6.6% of Executive’s base Salary to a pension plan maintained by the Executive and subject to such rules and regulations as govern such plans;
     C. Notwithstanding anything in this Agreement to the contrary, the Executive shall be responsible for purchasing health insurance for himself and his family. The Executive may request that the Company allow him to participate in its group health insurance program for himself and his family by authorizing the Company to reduce his annual Relocation allowance to offset any Employer contribution and withhold the remaining monthly costs from his normal payroll.
     D. During the term of this Agreement, the Executive will be entitled to the number of paid holidays, personal days off, paid vacation days and sick leave days in each calendar year as are determined by the Company from time to time. For 2008, the Executive will be entitled to 24 days Paid Time Off and seven additional paid holidays. Such paid vacation may be taken in the Executive’s discretion with the prior approval of the Employer, and at such time or times as are not inconsistent with the reasonable business needs of the Company.
     IV. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Executive during the term of this Agreement shall be paid by the Employer provided that such expenses are incurred in accordance with the Company’s policies. If any such expenses are paid in the first instance by the Executive, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses.

     V. Termination. Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:
     5.1. Death. The Executive’s employment under this Agreement shall terminate upon his death.
     5.2. Disability. If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is not able to fulfill his working obligations under this Agreement for (i) 12 consecutive months, or (ii) any 12 out of 24 consecutive months, then the Company shall be entitled to terminate the employment with one month’s written notification.
     5.3. Cause. The Employer may terminate the Executive’s employment under this Agreement for Cause. For purposes of this Agreement, the Employer shall have “Cause” to terminate the Executive’s employment under this Agreement upon (a) the failure by the Executive to perform his duties under this Agreement (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness) after demand for performance is delivered by the Employer, in writing, specifically identifying the manner in which the Employer believes the Executive has not performed his duties and the Executive fails to perform as required within 10 days after such demand is made, (b) the engaging by the Executive in misconduct (including embezzlement and criminal fraud) which is injurious to the Employer, monetarily or otherwise; (c) the conviction of the Executive of a felony and the expiration of the time to appeal such conviction; or (d) if at any time that the Company’s securities are listed on a stock exchange or Nasdaq Stock Market, the Executive commits any violation of, or fails to comply with, any securities law, rule or regulation or stock exchange or Nasdaq Stock Market regulation rule relating to or affecting the Company, including without limitation (i) the Executive’s failure or refusal to honestly provide a certificate in support of the chief executive officer’s and/or principal executive officer’s certification required under the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder.
     5.4. Termination by the Executive. The Executive can terminate his employment under this Agreement upon six months written notice, provided that the six months will run commencing on the first day of the month immediately following the month in which such notice is given.
     5.5 Termination By Employer other than for Cause, Death or Disability. The Company can terminate this agreement upon written notice to the Executive, subject to the following Schedule:
     5.5.1 If notice is given to the Executive in the first 12 months following July 31, 2007 (the “Dangaard Acquisition Date”), then the Executive shall be given a notice period during which he will be entitled to receive his Salary, but no other compensation (including no bonuses) from the Company (a “Notice Period”) of 60 months from the Effective Date;
     5.5.2 If notice is given to the Executive from the beginning of the 13th month after the Dangaard Acquisition Date up to and including the end of the 24th month following the Effective Date, then the Executive shall be given a Notice Period of 48 months from the Effective Date;
     5.5.3 If notice is given to the Executive from the beginning of the 25th month after the

Dangaard Acquisition Date up to and including the end of the 36th month following the Effective Date, then the Executive shall be given a Notice Period of 36 months from the Effective Date;
     5.5.4 If notice is given to the Executive at any time after the beginning of the 37th month after the Dangaard Acquisition Date, then the Executive shall be given a 24 month Notice Period from the date he received Notice of Termination (as defined in Section VI below).
     5.6. Payment upon Termination by Employer other than for Death, Disability or Cause. Upon receipt of Notice of Termination pursuant to Section 5.5, the Executive shall be relieved from his obligation to work for the Company (garden leave) six months after receipt of such notice. Whether or not the Company requires the Executive to continue to work for such six month period, the Executive shall be entitled to receive his Salary for the applicable Notice Period, provided, however, that the Executive is not entitled to any other compensation (including bonus) from the Company during the applicable Notice Period.
     VI. Notice of Termination.
     Any termination of the Executive’s employment by the Employer or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     VII. Date of Termination.
     The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated due to disability, , the date of termination is determined in accordance with Section 5.2 of this Agreement, (c) if the Executive’s employment is terminated pursuant to Section 5.3 above, the date specified on the Notice of Termination after the expiration of any cure periods and (d) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given after the expiration of any applicable cure periods.

     VIII. Compensation Upon Termination or During Disability.
     (a) If the Executive’s employment shall be terminated by reason of his death, the Employer shall pay to such person as the Executive shall designate in writing filed with the Employer, or if no such person shall be designated, to his estate as a lump sum benefit, his full Salary to the date of his death in addition to any payments the Executive’s spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy or similar plan or policy then maintained by the Employer, and such payments shall, assuming the Employer is in compliance with the provisions of this Agreement, fully discharge the Employer’s obligations with respect to Section II of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless the Executive, shall remain in effect.
     (b) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to receive his Salary until the Executive’s employment is terminated pursuant to Section 5.2 of this Agreement.
     (c) If the Executive’s employment shall be terminated for Cause or terminated by the Executive, the Employer shall pay the Executive his full Salary (but excluding bonus or other compensation) through the Date of Termination, at the rate in effect at the time Notice of Termination is given, and the Employer shall, assuming the Employer is in compliance with the provisions of this Agreement, have no further obligations with respect to Section II of this Agreement, but all other obligations of the Employer under this Agreement, including the obligations to indemnify, defend and hold harmless the Executive, shall remain in effect.
     IX. Confidentiality; Noncompetition.
     A. The Employer and the Executive acknowledge that the services to be performed by the Executive under this Agreement are unique and extraordinary and, as a result of such employment, the Executive will be in possession of confidential information relating to the business practices of the Company. The term “confidential information” shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which can be shown by the Executive to be in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 10(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Executive agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Executive during his employment by Employer, without the prior written consent of Employer; provided, however, that the Executive understands that Executive will be prohibited from misappropriating any trade secret (as defined for purposes of Indiana law) at any time during or after the termination of employment.
     B. The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Executive’s employment or on the date of termination of the Executive’s employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) competitive with the Company’s principal business activities. Notwithstanding the foregoing: (i) Executive shall be permitted to own (as a passive investment) not more than 5% of any class of securities which is publicly traded; provided, however that said 5% limitation shall apply to the aggregate holdings of Executive and those of all other persons and entities with whom Executive has agreed to act for the purpose of acquiring, holding, voting or disposing of such securities, and (ii) if the Employer provides the Executive with a Notice of Non Renewal so that no Renewal Term is created hereunder, then the post employment restriction period as set forth in this section B. shall be one (1) year following the Initial Term.
     C. The Executive hereby agrees that he shall not, during the period of his employment and for a period of two (2) years following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company’s business activities including, without limitation, the solicitations of the Company’s customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Executive directly or indirectly, disparage the commercial, business or financial reputation of the Company.
     D. For purposes of clarification, but not of limitation, the Executive hereby acknowledges and agrees that the provisions of subparagraphs IX.B. and IX.C. above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, employee, agent, lessor, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Executive, (but only those suppliers existing during the time of the Executive’s employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.
     E. Upon the termination of the Executive’s employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Executive including all copies thereof, shall be promptly returned to the Company.
     F. 1. The Executive agrees that all processes, technologies and inventions (“Inventions”), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Executive’s work with the Company, are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company’s time or with the use of the Company’s facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;

          2. If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Executive’s employment by the Company, unless such Invention is entirely unrelated to the Company’s business directly or indirectly; and
          3. The Executive agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.
     G. The Company shall be the sole owner of all products and proceeds of the Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the term of the Executive’s employment hereunder, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive’s right to receive payments hereunder). The Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.
     H. The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Executive of any of his obligations under this Section 10, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.
     I. The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section IX.H. hereof, the Company shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, “Benefits”) derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Section IX, and the Executive hereby agrees to account for and pay over such Benefits to the Company.
     J. Each of the rights and remedies enumerated in Section IX.H. and IX.I. shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
     K. If any provision contained in this Section IX is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.
     L. If any provision contained in this Section IX is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.
     M. It is the intent of the parties hereto that the covenants contained in this Section IX shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section IX shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.
     X. Indemnification. The Employer shall indemnify and hold harmless the Executive against any and all expenses reasonably incurred by him in connection with or arising out of (a) the defense of any action, suit or proceeding in which he is a party, or (b) any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, whether or not he continues to be such an employee, officer or director at the time of incurring such expenses, except insofar as such indemnification is prohibited by law. Such expenses shall include, without limitation, the fees and disbursements of attorneys, amounts of judgments and amounts of any settlements, provided that such expenses are agreed to in advance by the Employer. The foregoing indemnification obligation is independent of any similar obligation provided in the Employer’s Certificate of Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment hereunder, without regard to when asserted.
     XI. General. This Agreement is further governed by the following provisions:
     A. Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

To the Employer:	Brightpoint, Inc.
2601 Metropolis Parkway
Plainfield, Indiana 46168
Attn: General Counsel

To the Executive:	Michael K. Milland
[Home Address Omitted]
     B. Parties in Interest. Executive may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.
     C. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Employer and, together with the Relocation Agreement between the parties hereto, of even date herewith, contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged. In the event that the terms of this Agreement and the Relocation Agreement conflict, the terms of this Agreement shall control.
     D. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to conflicts of law principles. Executive agrees to and hereby does submit to jurisdiction before any state or federal court of record in Marion County, Indiana, or in the state and county in which such violation may occur, at Employer’s election.
     E. Warranty. Executive hereby warrants and represents as follows:
     Executive has ideas, information and know-how relating to the type of business conducted by Employer, and Executive’s disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.
     F. Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.
     G. Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

BRIGHTPOINT, INC.

By:	/s/ Robert J. Laikin Robert J. Laikin, Chairman of the Board and Chief Executive Officer

/s/ Michael K. Milland

Michael K. Milland

EXHIBIT “A”
Duties and Responsibilities
The duties and responsibilities of the Co-Chief Operating Officer and President, International Operations include, but are not limited to, the following:
     Responsibility for overseeing all international operations on behalf of the company, including sales and distribution operations within 23 countries.
     Overall leadership and management of operations outside the Americas.
     Serve as a member of the company’s Executive Leadership Team.
     Report directly to the Chief Executive Officer and Chairman of the Board
     Sole executive capacity over approximately 2,000+ employees and 100 managers, including the Presidents (3) of Emerging Markets, Asia Pacific, and Europe.
     Directly responsible for the establishment of tactical and strategic plans that drive overall company performance and ensure that country and regional plans are developed and implemented to support overall corporate goals and objectives. These metrics will include financial, operations, and human capital related metrics such as operating income, net income, return on invested capital, training, safety and succession planning for key roles.
     Works alongside the CEO and corporate functional executives including the Chief Financial Officer, General Counsel and Vice President of Human Resources to establish goals and policies that govern total corporate performance.
     Provided wide latitude in establishing goals for individual members of his team and addressing specific customer and vendor related requirements.